Exhibit 99   News Release                            Robert F. Gallagher, CFO
                                                     (651) 490-2756


                 TSI ACQUIRES ENVIRONMENTAL SYSTEMS CORPORATION

                                  May 26, 1999

TSI Incorporated, Shoreview, Minnesota announced today that it has successfully completed the due diligence process and has acquired the stock, assets and operations of Environmental Systems Corporation. ESC, located in Knoxville, Tennessee, posted net sales of $23 million and net earnings of $1.9 million for the year ended December 31, 1998. TSI announced its intent to acquire ESC in an all-cash transaction on May 11. ESC will continue to operate at its present location as a wholly owned subsidiary of TSI, and the management team will remain intact, reporting to James Doubles, TSI's Chairman and CEO.

Doubles said, "I am extremely pleased that the acquisition of Environmental Systems Corporation, our largest to date, went so well and I welcome all ESC employees to the TSI family. I am also pleased that ESC's management team will remain and help TSI and ESC grow together. Both organizations have strong technology bases and successful track records. This combination allows us to leverage that technology in key areas. Most notably, we gain a much stronger presence in the outdoor environmental monitoring market which offers excellent potential for the future."

This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include: uncertainties relating to competition and technological change, setbacks in product development programs, slower-than-anticipated customer acceptance of new products, delays or cancellation of government procurements, dependence on certain key industries, and risk associated with the company's acquisition strategy and international operations.

TSI is a diversified, worldwide leader in providing measuring instruments for two major market areas: the safety, comfort and health of people; and productivity and quality improvement. The company's common stock is traded on the national over-the-counter market under the Nasdaq symbol TSII. For more information, visit the company's web site at www.tsi.com.